                                                                   EXHIBIT 12.01


                                  INTUIT, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                TEN                                                        NINE
                                                   YEAR        MONTHS                         YEAR                        MONTHS
                                                  ENDED         ENDED                         ENDED                        ENDED
                                                SEPT. 30,      JULY 31,                      JULY 31,                     APRIL 30,
                                                   1993          1994           1995           1996           1997          1998
(In thousands, except ratios)                   ---------     ---------      ---------      ---------      ---------     ---------
Earnings:
   Income (loss) from continuing operations
     before income taxes                        $  14,770     $(181,493)     $ (20,000)     $   1,870      $   9,809     $  44,413
   Fixed charges                                    1,056           934          3,278          4,828          5,395         3,877
                                                ---------     ---------      ---------      ---------      ---------     ---------

     Total                                      $  15,826     $(180,559)     $ (16,722)     $   6,698      $  15,204     $  48,290
                                                =========     =========      =========      =========      =========     =========
Fixed Charges:
   Interest expense                             $      79     $       8      $     232      $     305      $     652     $     358

   Portion of rent deemed to be interest              977           926          3,046          4,523          4,743         3,519
                                                ---------     ---------      ---------      ---------      ---------     ---------

     Total                                      $   1,056     $     934      $   3,278      $   4,828      $   5,395     $   3,877
                                                =========     =========      =========      =========      =========     =========

Ratio of earnings to fixed charges                  14.99            (1)            (2)            (3)          2.82         12.45
                                                =========     =========      =========      =========      =========     =========


(1)     Earnings were inadequate to cover fixed charges by $181,493.

(2)     Earnings were inadequate to cover fixed charges by $20,000.

(3)     Earnings were inadequate to cover fixed charges by $1,870.